EXHIBIT 4.02

Cadence Design Systems, Inc.,

as the Company

and

Wells Fargo Bank, National Association,

as Trustee

First Supplemental Indenture

Dated as of October 9, 2014

$350,000,000 aggregate principal amount of 4.375% Senior Notes due 2024

Table of Contents

		Page
ARTICLE 1

Relation to Base Indenture; Definitions

SECTION 1.01.	Relation to Base Indenture	1

SECTION 1.02.	Definition of Terms	2

ARTICLE 2

General Terms And Conditions Of The Notes

SECTION 2.01.	Establishment of the 4.375% Senior Notes due 2024	7

SECTION 2.02.	Form of the Notes	8

ARTICLE 3

Redemption of the Notes

SECTION 3.01.	Optional Redemption	8

SECTION 3.02.	Minimum Denominations	8

ARTICLE 4

Additional Covenants; Events of Default

SECTION 4.01.	Change of Control Triggering Event	9

SECTION 4.02.	Limitation on Liens	11

SECTION 4.03.	Limitation on Sale/Leaseback Transactions	13

SECTION 4.04.	Events of Default	13

ARTICLE 5

Amendments, Supplements and Waivers

SECTION 5.01.	With Consent of Holders	15

ARTICLE 6

Representations by Purchasers and Transferees

SECTION 6.01.	ERISA Representations	16

ARTICLE 7

Miscellaneous Provisions

SECTION 7.01.	Ratification of Indenture	16

SECTION 7.02.	Provisions of General Application	16

SECTION 7.03.	The Trustee	16

1

EXHIBIT A – Form of Note

2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 9, 2014, between Cadence Design Systems, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have entered into an Indenture (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”) dated as of October 9, 2014 providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture);

WHEREAS, Section 2.03 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the terms and form of Securities of any series as permitted by Article 2 of the Base Indenture;

WHEREAS, pursuant to Section 2.01 of the Base Indenture, the Company, for its lawful corporate purposes, desires to create and authorize a new series of Securities to be known as the 4.375% Senior Notes due 2024 (the “Notes”), initially in an aggregate principal amount of $350,000,000;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, which sets forth the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make the Notes, when executed by the Company and authenticated and delivered by or on behalf of the Trustee as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Company have been done.

NOW, THEREFORE:

In order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of such Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of such Notes, as follows:

ARTICLE 1

Relation to Base Indenture; Definitions

SECTION 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

SECTION 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Base Indenture, and all other terms defined in this Supplemental Indenture shall have the meanings assigned to them;

(b) the terms defined in this Supplemental Indenture include the plural as well as the singular;

(c) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture; and

(d) The following terms shall have the respective meanings as set forth below:

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining a Change of Control) any duly authorized committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company, (2) the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of such holding company that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of such holding company and (3) no “person” or “group” of related persons (other than such holding company) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Company and its Subsidiaries as of such date as set forth on the most recent balance sheet of the Company and its Subsidiaries, computed in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“interest” with respect to the Notes means interest with respect thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. and BBB- (or the equivalent) by Fitch Ratings, Inc., or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means October 9, 2014.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Plan” means any (1) employee benefit plan that is subject to Title I of ERISA, (2) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or any Similar Laws or (3) entity whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA or any applicable Similar Laws) of any such plan, account or arrangement.

“Principal Property” means any land, land improvements or building, together with the land upon which it is erected and fixtures comprising a part thereof, in each case, owned or leased by the Company or any Restricted Subsidiary and located in the United States, the gross book value (after deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1.0% of Consolidated Total Assets, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc. or, if Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc. or any of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., as the case may be.

“Rating Event” means the ratings of the Notes are lowered by at least one of the Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Company to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“Restricted Subsidiary” means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Subsidiary leases it from such Person.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Similar Laws” means any provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 15, 2024; provided, however, that if the period from the redemption date to July 15, 2024 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2024 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

ARTICLE 2

General Terms And Conditions Of The Notes

SECTION 2.01. Establishment of the 4.375% Senior Notes due 2024. A new series of Securities with the following terms is hereby established pursuant to Section 2.03 of the Base Indenture:

(a) The title of the series of Securities constituted by the Notes shall be the “4.375% Senior Notes due 2024”.

(b) The initial aggregate principal amount of the Notes is $350,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture. The Company may from time to time without notice to or the consent of the Holders of the Notes create and issue additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue on such Additional Notes. Any such Additional Notes shall be consolidated and form single series with the Notes initially issued including for purposes of voting and redemptions; provided that if the Additional Notes are not fungible with the Notes initially issued for U.S. federal income tax purposes or U.S. Securities laws purposes, such Additional Notes shall have a separate CUSIP and/or ISIN number.

(c) The entire outstanding principal of the Notes shall be payable on October 15, 2024 plus any accrued and unpaid interest to such date.

(d) Interest on the Notes shall accrue at a rate of 4.375% per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from October 9, 2014. The Interest Payment Dates for the Notes on which interest will be payable shall be April 15 and October 15 in each year, beginning April 15, 2015. The Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the April 1 and October 1 preceding the applicable Interest Payment Date.

(e) Not applicable.

(f) The Notes may be redeemed at the option of the Company in accordance with Article 3.

(g) The Notes do not have the benefit of a sinking fund. The Company is obligated to purchase the Notes at the option of the Holders thereof pursuant to Section 4.01.

(h) Not applicable.

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) The Notes shall be issued as Global Securities.

(m) Not applicable.

(n) Not applicable.

(o) Not applicable.

(p) The Notes shall be governed by Article 8 of the Base Indenture.

(q) The Depository Trust Company, New York, New York shall be the initial Depositary.

(r) Additions, deletions and changes in the covenants and Events of Default applicable to the Notes are set forth in Article 4.

(s) Not applicable.

(t) Additions to the amendments or waivers requiring the consent of each Holder affected thereby are set forth in Article 5. The provisions of this Supplemental Indenture shall supersede any conflicting terms of the Base Indenture with respect to the Notes as set forth in Section 1.01.

SECTION 2.02. Form of the Notes. The Notes issued under this Supplemental Indenture shall be substantially in the form of Exhibit A to this Supplemental Indenture, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A to this Supplemental Indenture are part of the terms of this Supplemental Indenture.

ARTICLE 3

Redemption of the Notes

SECTION 3.01. Optional Redemption. The Notes may be redeemed at the option of the Company in accordance with paragraph 5 of the Notes and Article 3 of the Base Indenture.

SECTION 3.02. Minimum Denominations. The Trustee may select for redemption portions of the principal of Notes that have minimum denominations of $1,000 and integral multiples of $1,000 thereof; provided that Notes of $2,000 or less that are redeemed shall be redeemed in whole and not in part.

ARTICLE 4

Additional Covenants; Events of Default

SECTION 4.01. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Article 3, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on the applicable record date to receive any interest due on the Change of Control Payment Date (as defined below)), in accordance with the terms contemplated in Section 4.01(b).

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Article 3, the Company will mail (or deliver by electronic transmission in accordance with the applicable procedures of the Depositary) a notice of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of the Depositary) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the Change of Control Payment Date (as defined below));

(2) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer, provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) prior to 12:01 p.m. New York City time, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

(d) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Notes held in book entry form shall be delivered in accordance with the Depositary’s procedures. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than 9:00 a.m. New York City time one Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(e) The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder of Notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f) Notwithstanding the foregoing provisions of this Section 4.01, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company has exercised its option to redeem all the Notes pursuant to Article 3. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

(g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.01. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.01 by virtue of its compliance with such securities laws or regulations.

(h) Prior to making a Change of Control Payment, and as a condition to such payment (1) the Company shall obtain the consent of the requisite lenders or holders of Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by such Change of Control Payment being made and waivers of the event of default, if any, caused by the Change of Control Triggering Event or (2) the Company shall have repaid all outstanding Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by a Change of Control Payment or the Company shall have offered to repay all such Indebtedness, make payment to the lenders or holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant credit facility, indenture or other agreement from the remaining lenders or holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of this Section 4.01 if the Company fails to comply.

SECTION 4.02. Limitation on Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien upon (i) any Principal Property or (ii) any Capital Stock of Restricted Subsidiaries, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.02(a) shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

(b) The restriction set forth in Section 4.02(a) shall not apply to, and there shall be excluded from Indebtedness (or any Guarantee thereof) in any computation under such restriction, Indebtedness (or any Guarantee thereof) secured by:

(1) Liens on any property or assets existing at the time of the acquisition thereof;

(2) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties or assets of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any property or assets owned by the Company or any Subsidiary of the Company immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Liens on property and assets of a Person existing at the time such Person becomes a Subsidiary of the Company;

(4) Liens in favor of the Company or a Subsidiary of the Company;

(5) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property or assets, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets; provided further that such Liens do not extend to any property or assets other than such property or assets subject to acquisition, construction, development or improvement or any proceeds thereof (and other than pursuant to customary after-acquired property clauses);

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Indebtedness (or any Guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such extension, renewal, replacement or refunding of such Indebtedness (or any Guarantee thereof) shall be created within 360 days of repaying or replacing the Indebtedness (or any Guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) and the principal amount of the Indebtedness (or any Guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the principal amount of Indebtedness (or any Guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

(c) Notwithstanding the restrictions set forth in this Section 4.02, the Company and any Subsidiaries of the Company may create, Incur, issue, assume or Guarantee Indebtedness secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired,

(1) the aggregate amount of all such Indebtedness secured by Liens which would otherwise be subject to such restrictions (other than any Indebtedness (or any Guarantee thereof) secured by Liens permitted as described in clauses (1)-(7) of Section 4.02(b) plus

(2) all Attributable Debt of the Company and the Subsidiaries of the Company in respect of Sale/Leaseback Transactions with respect to properties (with the exception of such transactions that are permitted under clauses (1)-(4) of Section 4.03(a))

would not exceed the greater of (x) $300.0 million and (y) 10% of Consolidated Total Assets.

SECTION 4.03. Limitation on Sale/Leaseback Transactions.

(a) The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1) the Sale/Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2) the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals;

(3) the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(7) of Section 4.02(b), without equally and ratably securing the Notes then outstanding under the Indenture, to create, Incur, issue, assume or Guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4) the Company or such Subsidiary, within 270 days after the sale of such property or assets in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property or assets to (i) the retirement of Notes, other Funded Debt of the Company ranking on a parity with the Notes or Funded Debt of a Subsidiary of the Company or (ii) the purchase of additional property or assets; or

(5) (A) the Attributable Debt of the Company and Subsidiaries of the Company in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus (B) the aggregate principal amount of Indebtedness secured by Liens on properties and assets then outstanding (not including any such Indebtedness secured by Liens described in clauses (1)-(7) of Section 4.02(b)) that do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed the greater of (x) $300.0 million and (y) 10% of Consolidated Total Assets.

SECTION 4.04. Events of Default.

(a) Section 6.01(d) and 6.01(e) of the Base Indenture are hereby amended and restated in their entirety as follows:

“(d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or such Significant Subsidiary, as applicable, or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(e) the Company or a Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or such Significant Subsidiary, as applicable, or for all or substantially all of the property and assets of the Company or such Significant Subsidiary, as applicable, or (iii) effects any general assignment for the benefit of creditors; or”

(b) Section 6.02 of the Base Indenture is hereby amended and restated in its entirety as follows:

“Section 6.02. Acceleration. (a) If an Event of Default (other than a default under clauses (d) or (e) of Section 6.01 with respect to the Company) with respect to the Securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then outstanding of such series by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to Section 2.03) of all Securities of such series, and the premium, if any, and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

(b) If an Event of Default described in clauses (d) or (e) of Section 6.01 with respect to the Company occurs and is continuing, then the principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to Section 2.03) of all the Securities then outstanding and the premium, if any, and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee, to the full extent permitted by applicable law.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal (or, if the Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to Section 2.03) of the Securities of any series (or of all the Securities, as the case may be) shall have been so declared or become due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the

Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of each such series (or of all the Securities, as the case may be) and the principal of any and all Securities of each such series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the Securities of each such series to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing the Trustee under Section 7.07, and if any and all Events of Default under this Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of all the then outstanding Securities of any such series that has been accelerated, by written notice to the Company and to the Trustee, may waive all defaults with respect to such series and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, shall impair any right consequent thereon or conflict with any judgment or decree.

For all purposes under this Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared or become due and payable pursuant to the provisions hereof, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities shall be deemed, for all purposes hereunder, to be such portion of the principal thereof as shall be due and payable as a result of such acceleration, and payment of such portion of the principal thereof as shall be due and payable as a result of such acceleration, together with interest, if any, thereon and all other amounts owing thereunder, shall constitute payment in full of such Original Issue Discount Securities.”

ARTICLE 5

Amendments, Supplements and Waivers

SECTION 5.01. With Consent of Holders. Section 9.02 of the Base Indenture is hereby amended by deleting “or” from the end of Section 9.02(f) and replacing the period at the end of Section 9.02(g) with “; or” and supplemented by adding the following as Section 9.02(h).

“(h) reduce the premium payable upon the redemption of any Security or change the time at which any Security may be redeemed in accordance with Article 3 of the First Supplemental Indenture, dated as of October 9, 2014, to this Indenture or, following the occurrence of a Change of Control Trigger Event (as defined in such First Supplemental Indenture), reduce the premium payable upon repurchase of any Security or change the time at which any Security must be repurchased as provided by Section 4.01(a) of such First Supplemental Indenture.”

ARTICLE 6

Representations by Purchasers and Transferees

SECTION 6.01. ERISA Representations. Each purchaser and subsequent transferee of the Notes will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) neither the purchase nor the holding of the Notes by such purchaser or subsequent transferee will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

ARTICLE 7

Miscellaneous Provisions

SECTION 7.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 7.02. Provisions of General Application. The provisions of Article 10 of the Base Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 7.03. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals herein, all of which recitals are made solely by the Company.

[Remainder of Page Intentionally Blank]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CADENCE DESIGN SYSTEMS, INC.
as the Company

By:	/s/ Geoffrey G. Ribar
	Name:	Geoffrey G. Ribar
	Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Trustee

By:	/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Vice President

EXHIBIT A

FORM OF FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP No. 127387AL2

ISIN US127387AL25

No. [    ]

$[    ]

4.375% Senior Notes due 2024

Cadence Design Systems, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of $[    ] on October 15, 2024.

Interest Payment Dates: April 15 and October 15.

Record Dates: April 1 and October 1.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CADENCE DESIGN SYSTEMS, INC.

By:
	Name:	Geoffrey G. Ribar
	Title:	Senior Vice President and Chief Financial Officer

Dated: October __, 2014 TRUSTEE’S CERTIFICATE OF AUTHENTICATION WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

4.375% Senior Notes due 2024

1. Interest

Cadence Design Systems, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on April 15 and October 15 of each year, commencing April 15, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 9, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 1 and October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in the currency of the United States. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. Payments in respect of a certificated Note (including principal, premium, if any, and interest) will be made by mailing a check to the last address of each Holder thereof as it appears on the Security Register; provided, however, that payments of interest on, and any portion of the principal of, a certificated Note shall be made by the Paying Agent directly to the Holder of such certificated Note (by federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Paying Agent 15 days prior to such payment date requesting that such payment be so made and designating the bank account to which such payments shall be so made.

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Issuer issued the Notes under an Indenture (the “Base Indenture”) dated as of October 9, 2014, as supplemented by the First Supplemental Indenture thereto (the “First Supplemental Indenture” and, together, the “Indenture”) dated as of October 9, 2014, each among the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are general senior unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Base Indenture. The initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5. Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes at its option.

At any time prior to July 15, 2024, the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon to July 15, 2024 (not including any portions of payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points. In the case of each of clauses (a) and (b), accrued and unpaid interest, if any, will be payable to, but excluding, the date of redemption.

In addition, from and after July 15, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the redemption date.

The Trustee shall have no duty or responsibility for the contents, calculations or determinations provided for in the notice of redemption required under this paragraph 5.

Such redemption will be made in accordance with the terms of the Indenture.

6. Notice of Redemption

Notice of redemption will be made in accordance with the terms of the Indenture.

7. Change of Control Repurchase Offer

Upon a Change of Control Triggering Event, the Issuer will make an offer to purchase all of the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the applicable record date to receive any interest due on the Change of Control Payment Date as provided in, and subject to the terms of, the Indenture.

8. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes (a) selected for redemption, in whole or in part, or (b) for a period of 15 days before a selection of such Notes to be redeemed.

9. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money deposited with or paid to the Trustee or Paying Agent for the payment of principal or interest remains unclaimed for two years after the date such payment became due and payable, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless applicable abandoned or unclaimed property law designates another Person. After any such payment, Holders entitled to the money must thereafter look only to the Issuer and not to the Trustee or Paying Agent for payment.

11. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Waiver

The Indenture and the Notes may be amended, modified, supplemented or waived as provided in the Indenture.

13. Defaults and Remedies

The Events of Default relating to the Notes are defined in the Indenture. Upon an occurrence of an Event of Default, the rights and obligations of the Issuer, the Trustee and the Holders of the Notes shall be as set forth in the Indenture.

14. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or because of any indebtedness evidenced thereby and hereby, shall be had against any incorporator, as such, or against any past, present or future member, partner, stockholder, officer, director or employee, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder or Holders of this Note and as part of the consideration for the issue of this Note.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP Numbers

The Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holder of a Note. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law; Waiver of Jury Trial

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS NOTE. BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER OR HOLDERS OF THIS NOTE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

20. Copies of Indenture

The Issuer will furnish to any Holder of a Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5,

San Jose, California 95134

Attention: General Counsel

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:                                                               Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.01 of the First Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.01 of the First Supplemental Indenture, state the amount in principal amount: $

Date:                                                                                                     Your Signature:

(Sign exactly as your name appears on the other side

of this Note.)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.